AMENDED EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 15th day of October, 1997 by and between Sheffield Pharmaceuticals, Inc., a Delaware corporation with its principal offices at 425 South Woodsmill Road, St Louis, Missouri 63017-3441 (the "Company"), and George Lombardi residing at 106 Byrd Avenue, Bloomfield, New Jersey 07003 (the "Employee").

                                    RECITALS

         WHEREAS, the Company entered into an employment agreement dated as of September 7, 1995 with the Employee relating to the employment of the Employee as Vice President and Chief Financial Officer of the Company, which employment agreement was amended by amendment dated September 22, 1996 (such employment agreement, as so amended, being the Employment Agreement"); and

         WHEREAS, the Company and the Employee have agreed upon the terms of the Employee's resignation as an officer and an employee of the Company and desire to evidence such terms in this Agreement Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree that the terms of the Employment Agreement are hereby supplemented as follows:

         1. RESIGNATION. The Employee agrees to resign as an officer of the Company and its subsidiaries upon the request of the Chairman or the Chief Executive Officer of the Company (the "CEO") (which request shall not be made before October 31, 1997). The Company agrees to enter into amended and restated option agreement on October 15, 1997 amending the option letter agreement dated September 7, 1995 between the Company and the Employee (relating to the grant of an option to purchase 100,000 shares of the Company's common stock) providing for an extension of the expiration date of such option to March 31, 2002.

         2. SEVERANCE. The Company shall pay the Employee severance payments totaling $65,000 in six equal installments of $10,833.33 commencing with the first installment to be paid on November 15, 1997 and with each subsequent installment to be paid bi-monthly thereafter on the dates when the Company's regular payroll payments are paid. Such severance payments become payable by the Company upon Employee's resignation as an officer of the Company and its subsidiaries on or after October 31, 1997. The severance payable to the Employee under this paragraph shall be in lieu of any severance payment otherwise payable under Section 11(b) of the Employment Agreement).

         3. EMPLOYMENT AFTER RESIGNATION. (a) The Employee agrees to continue to serve as an employee of the Company until November 15, 1997 devoting his full working day to Company matters assigned to him by the CEO or the Company's new Chief Financial Officer (the "New CFO"). It is understood that the Employee's principal duties during this period shall be to (i) prepare the Company's report on Form 10-Q for the quarter ended September 30, 1997 under the supervision of the New CFO and (ii) familiarize the New CFO with the Company's financial reporting and accounting practices and the Company's files. Subject to the following sentence, the Employee shall perform his duties either from an office in New York City provided to the Employee by the Company or from his home in New Jersey, as determined by the CEO. It is understood that the Employee may be required to travel to the Company's offices in St.
Louis, Missouri, to perform his duties hereunder.

         (b) The Employee agrees to resign as an employee of the Company on November 15, 1997. The Employee agrees to serve as a consultant to the Company from November 15, 1997 to and including December 31, 1997. The Employee agrees to devote up to 2/3 of his working day to Company matters assigned to him by the CEO or the CFO during this period.

         4. COMPENSATION. (a) As compensation for his services to be provided to the Company pursuant to Section 3(a) above, the Company shall, on November 15, 1997, forgive $12,800 of the principal amount payable to the Company by the Employee under the Amended and Restated $42,800 Promissory Note of the Employee payable to the Company dated July 31, 1997 (the "Note").

         (b) As compensation for his consulting services to be provided to the Company pursuant to Section 2(b) above, on December 31, 1997, the Company shall forgive an additional $10,000 of the principal amount of the Note and shall agree to an amendment and restatement of the Note to provide for (i) the principal reductions referred to in this Section 3, (ii) the repayment of the principal amount of the Note in installments of $2,500 each, plus accrued and unpaid interest, on a quarterly basis commencing December 31, 1997, with the final installment being due September 30, 1999, and (iii) a mandatory prepayment of the Note in the event that the Employee sells any of the Company's common stock held by him on the date hereof.

         (c) The compensation payable to the Employee under this paragraph shall constitute the only compensation payable under the Employment Agreement in respect of services to be provided by the Employee after October 15, 1997 and shall be payable in lieu of any other compensation (including any severance payment otherwise payable under Section 11(b) of the Employment Agreement) that would otherwise be payable by the Company pursuant to the Employment Agreement after such date.

         5. BENEFITS.  The Employee shall continue to receive all benefits under
Section 5 of the Employment Agreement (but only to the extent the Employee is receiving such benefits as of the date hereof) through November 15, 1997, at which time all such benefits shall terminate except as provided in this Section. The Company shall continue to maintain Employee's benefits under the Company's existing health and medical plans and pay the related insurance premiums currently paid by the Company for the Employee's coverage through January 31, 1998. Thereafter, the Employee shall have the option to continue such health insurance coverage at his own expense under applicable "COBRA" regulations.

         6. RELEASE. The Employee hereby releases and discharges the Company and all of its directors, officers, employees, agents, subsidiaries and affiliates and its successors and assigns from any and all claims, actions, suits, debts, accounts, contracts, agreements, damages, judgments and demands whatsoever, in law or equity, that the Employee ever had, now has or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement. Notwithstanding the foregoing, this release shall not apply to any rights that the Employee has under this Agreement Amendment. This release is irrevocable and may not be changed orally.

         7. MISCELLANEOUS. The Company shall provide the Employee with a fax machine to be used at the Employee's home. The Company shall permit Employee to retain ownership of such fax machine after his resignation in accordance with
Section 2(a) above. This Agreement Amendment shall constitute a supplement and amendment to the Employment Agreement. To the extent that the Employment Agreement and this Agreement Amendment shall conflict in any respect, the terms of this Agreement Amendment shall be deemed the governing terms.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement Amendment to be duly executed as of the day and year first above written.


                                             SHEFFIELD PHARMACEUTICALS, INC.



                                             By:
                                                --------------------------------
                                                Loren G. Peterson, CEO



                                                --------------------------------
                                                George Lombardi


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